EXHIBIT A

For more information:  Marian Kelley, 512/929-2271
e-mail:  mhk@corp1.tracor.com

TRACOR COMPLETES ACQUISITION OF WESTMARK SYSTEMS

     AUSTIN, TEXAS, June 18, 1996 -- Tracor, Inc., a leading defense electronics company (Nasdaq - TTRR), today announced the completion of the acquisition of substantially all assets of Westmark Systems, Inc., following approval by shareholders of both companies on June 13.

     Tracor has exchanged approximately 8.3 million shares of common stock for Westmark s assets, which primarily consist of 978,458 shares of Tracor Class A Common Stock and warrants to purchase 10,704,428 shares of Tracor common stock. In connection with the acquisition, Westmark will liquidate and distribute the 8.3 million Tracor shares to its shareholders.

     Tracor filed a registration statement relating to the resale of approximately one-half of the shares to the public through an underwritten offering, which is anticipated to be consummated within the next 15 days. In addition to the approximately 4.2 million shares offered by the former shareholders of Westmark, Tracor will offer 2 million shares, resulting in a total offering of approximately 6.2 million shares. The actual number of shares to be offered by Tracor will be determined at a date immediately preceding the offering, after consultation with the company's underwriters. The underwriters are Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., BT Securities Corporation, and Oppenheimer & Co., Inc.

     Tracor, Inc., based in Austin, Texas, is one of the top 15 largest defense electronics firms in the United States with 1995 annual sales of $886.9 million. The company provides sophisticated electronic products, systems, and services to its customers in the U.S. Department of Defense as well as in nondefense U.S. government agencies, other governments, and the commercial marketplace.

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